Exhibit 99.1

Better Therapeutics Announces $6.5MM Private Placement

SAN FRANCISCO—April 06, 2023— Better Therapeutics, Inc. (NASDAQ: BTTX), a prescription digital therapeutics (PDT) company developing a clinically validated, software-based, novel form of cognitive behavioral therapy (CBT) to address the root causes of cardiometabolic diseases, today announced a private placement of 7,878,786 shares of the Company’s common stock at a price of $0.825 per share, which was the closing price of the Company’s common stock on the Nasdaq Capital Market on April 5, 2023, for gross proceeds of approximately $6.5 million, before deducting offering expenses payable by Better Therapeutics. There was strong participation in the financing from certain officers and directors of the Company.

Better Therapeutics intends to use the net proceeds from the private placement to support the execution of key milestones. Combined with recent expense reductions, this financing is expected to extend the Company’s runway through the date of potential FDA marketing authorization of BT-001 and the completion of other strategic initiatives. This financing is one element of the three-tiered strategy discussed on the Company’s most recent earnings call.

The private placement is expected to close on or about April 10, 2023, subject to the satisfaction of customary closing conditions.

Chardan and Brookline Capital Markets, a division of Arcadia Securities, LLC, are acting as co-placement agents for the private placement.

The securities are being sold in a private placement and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a resale registration statement with the Securities and Exchange Commission (the “SEC”), for purposes of registering the resale of the shares of common stock issued in connection with the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Better Therapeutics

Better Therapeutics is a prescription digital therapeutics (PDT) company developing a novel form of cognitive behavioral therapy (CBT) to address the root causes of cardiometabolic diseases. The company has developed a proprietary platform for the development of FDA-regulated, software-based solutions for treating cardiometabolic conditions. The CBT delivered by Better Therapeutics’ PDT is designed to enable changes in neural pathways of the brain so lasting changes in behavior become possible. Addressing the underlying causes of these diseases has the potential to dramatically improve patient health while lowering healthcare costs. Better Therapeutics’ clinically validated mobile applications, if authorized for marketing, are intended to be prescribed by physicians and reimbursed like traditional medicines. For more information visit: bettertx.com

About BT-001

BT-001 is Better Therapeutics’ investigational prescription digital therapy for the treatment of T2D. The investigational therapy is delivered via software that provides a tailored experience to patients designed to help them address the underlying causes of T2D by making meaningful, sustainable behavioral changes. The BT-001 investigational therapy is rooted in the well-studied, gold standard of behavioral modification therapies, cognitive behavioral therapy (CBT). While in-person CBT has been used for T2D and other cardiometabolic conditions before, until now the approach has not been scalable due to the need to deliver the therapy via a therapist. If authorized by FDA, BT-001 would be the first validated, prescription solution for delivering this therapeutic approach to T2D patients at scale, from their digital devices.

Forward-Looking Statements

Certain statements made in this press release and related comments in our earnings conference call are “forward-looking statements” within the meaning of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements in this press release include, but are not limited to, statements regarding the anticipated timing of and Better Therapeutics’ ability to close the private placement in a timely fashion, the use of proceeds from the private placement and expectations regarding Better Therapeutics’ cash runway, the potential for FDA authorization of BT-001 in T2D and the completion of other strategic initiatives, among others. These forward-looking statements are based on the current expectations of the management of Better Therapeutics and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements including: risks related to Better Therapeutics’ business, such as the willingness of the FDA to authorize PDTs, including BT-001, for commercial distribution and insurance companies to reimburse their use, market acceptance of PDTs, including BT-001, the risk that the results of previously conducted studies will not be interpreted favorably by the FDA or repeated or observed in ongoing or future studies involving our product candidates and other risks and uncertainties included under the header “Risk Factors” in Better Therapeutics’ annual report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 30, 2023, and those that are included in any of Better Therapeutics’ subsequent filings with the SEC.

Investor Relations:

Mark Heinen

IR@bettertx.com

Media Enquiries:

Emma Williams

emma.williams@bettertx.com